UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08246	71-0205415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive

Spring, TX 77389

(Address of principal executive office) (Zip Code)

(832) 796-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	SWN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of Senior Notes due 2032

On December 22, 2021, Southwestern Energy Company (the “Company”) closed its offering (the “Bond Offering”) of $1,150 million aggregate principal amount of 4.750% senior notes due 2032 (the “2032 Notes”).

The net proceeds from the Bond Offering, after deducting the underwriting discount and estimated offering expenses, were approximately $1,135 million.

The Company intends to use the net proceeds of the Bond Offering, along with net proceeds associated with its Term Loan Credit Agreement (as defined below), borrowings under its revolving credit agreement (the “Revolving Credit Agreement”) and cash on hand to fund the cash portion of the Company’s acquisition of GEP Haynesville, LLC (the “GEPH Merger”), to fund the purchase pursuant to the Company’s previously announced cash tender offers of $300 million aggregate principal amount, of its 4.95% Senior Notes due 2025, subject to the terms and conditions described in the Offer to Purchase dated November 23, 2021 and to pay a portion of the outstanding balance of the Revolving Credit Agreement.

The 2032 Notes will accrue interest at a rate of 4.750%, per annum, payable in cash semi-annually, in arrears, on February 1 and August 1 of each year, beginning on August 1, 2022. The 2032 Notes will mature on February 1, 2032.

Indenture and Fourth Supplemental Indenture

The terms of the 2032 Notes are governed by the Indenture (the “Base Indenture”), dated as of August 30, 2021, between the Company and Regions Bank, as trustee (the “2032 Notes Trustee”), as supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated December 22, 2021, among the Company, the guarantors named party thereto and the 2032 Notes Trustee. The 2032 Notes are the Company’s senior unsecured obligations, are equal in right of payment with all of the Company’s other senior unsecured indebtedness, including its outstanding senior notes, and are effectively subordinated to all of the Company’s secured indebtedness, including the indebtedness under the Revolving Credit Agreement and the Term Loan Credit Agreement, to the extent of the value of the collateral securing such secured indebtedness. In addition, the 2032 Notes are structurally subordinated to any indebtedness of the Company’s subsidiaries that are not guarantors.

The Indenture contains covenants that, among other things, restrict the ability of the Company to incur certain liens, to engage in sale and leaseback transactions and to merge, consolidate or sell assets.

On or after February 1, 2027, the Company may on any one or more occasions redeem all or a part of the 2032 Notes, upon notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2032 Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of holders of the 2032 Notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2027	102.375%
2028	101.583%
2029	100.792%
2030 and thereafter	100.000%

At any time prior to February 1, 2027, the Company may on any one or more occasions redeem all or a part of the 2032 Notes, upon notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the 2032 Notes redeemed, plus the relevant applicable premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of the 2032 Notes on the relevant record date to receive interest due on the relevant interest payment date.

In addition, if (i) the GEPH Merger has not been completed on or prior to January 31, 2022 (the “Outside Date”), or (ii) on or prior to the Outside Date, (a) the Agreement and Plan of Merger governing the GEPH Merger has been terminated or (b) the Company has determined in its sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or prior to the Outside Date, the Company will be required to redeem all of the outstanding 2032 Notes at a redemption price equal to 100% of the principal amount of the 2032 Notes, plus accrued and unpaid interest from the date of initial issuance of such 2032 Notes, but not including the special mandatory redemption date.

In addition, if a “change of control event” (as defined in the Fourth Supplemental Indenture) occurs, holders of the 2032 Notes will have the option to require the Company to purchase all or any portion of their 2032 Notes at a purchase price equal to 101% of the principal amount of the 2032 Notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of the 2032 Note, each of which is incorporated herein by reference into and is attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2 and 4.3, respectively.

Term Loan Credit Agreement

On December 22, 2021, the Company entered into a term loan credit agreement (the “Term Loan Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. The Term Loan Credit Agreement provides liquidity to the Company in addition to that provided by the Revolving Credit Agreement which currently provides for an elected borrowing base and commitments of $2 billion.

The Term Loan Credit Agreement provides for a $550 million secured term loan facility. The Company intends to use the net proceeds of the initial loans borrowed under the Term Loan Credit Agreement (the “Term Loans”) to fund a portion of the purchase price of the GEPH Merger and, pending consummation of the GEPH Merger, to temporarily reduce outstanding borrowings under the Revolving Credit Agreement. Commencing on March 31, 2022, the Term Loans will amortize in equal quarterly installments in aggregate quarterly amounts equal to 0.25% of the original principal amount of the Term Loans, subject to adjustment for any prepayments. If the GEPH Merger has not been completed on or prior to March 31, 2022, the Company will be required to prepay all of the outstanding Term Loans at par. The Term Loans mature on June 22, 2027.

The Term Loans are subject to varying rates of interest based on whether the Term Loan is a term benchmark loan or an alternate base rate loan. Term benchmark loans bear interest at the adjusted term SOFR rate (which includes a credit spread adjustment and is subject to a floor that is 0.50%) plus an applicable margin equal to 2.50%. Alternate base rate loans bear interest at the alternate base rate plus an applicable margin equal to 1.50%.

The Company’s obligations under the Term Loan Credit Agreement are guaranteed by each of the Company’s subsidiaries that guarantee the obligations under the Revolving Credit Agreement (collectively, the “Guarantors”) and are secured by liens on substantially all the assets of the Company and the Guarantors on a pari passu basis with the liens securing the obligations under the Revolving Credit Agreement.

The Term Loan Credit Agreement contains customary affirmative and negative covenants, including a financial ratio maintenance covenant. The Term Loan Credit Agreement also contains various customary events of default, the occurrence of which could result in the acceleration of all of our obligations thereunder.

The foregoing description of the Term Loan Credit Agreement is not complete and is in all respects subject to the actual provisions thereof, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of August 30, 2021, between Southwestern Energy Company and Regions Bank, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on August 30, 2021).

4.2	Fourth Supplemental Indenture, dated as of December 22, 2021, among Southwestern Energy Company, the guarantors party thereto and Regions Bank, as trustee.

4.3	Form of 4.750% Notes due 2032 (included in Exhibit 4.2).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1	Term Loan Credit Agreement, dated as of December 22, 2021, among Southwestern Energy Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: December 22, 2021	By:	/s/ Chris Lacy
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary